Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
FedEx Freight: Chili, NY
THIS AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as hereinafter defined) by and between ARC FECHLNY001, LLC, a Delaware limited liability company, having an office at 405 Park Avenue, 15th floor, New York, New York 10022 (“Seller”), and Allegra Tribeca, Inc., a New York corporation and/or its assigns, having an address at c/o Allegra Holding, Inc., Attn: Jaime Baron Rivero, Arbea Campus Empresarial, Edificio 4, Fuencarral a Alcobendas, M-603 km 3800, 28108 Alcobendas, Madrid (“Buyer”).
In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker” shall mean David Weinberg/Marcus & Millichap, acting as Seller’s agent.
(b)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement, on the date that is within ten (10) days after the last day of the Due Diligence Period (as defined herein) unless the Buyer waives the full Due Diligence Period and elects to close earlier by providing written notice thereof to Seller. The date of Closing is sometimes hereinafter referred to as the “Closing Date.” Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Title Agent prior to the date of Closing.
(c)    “Due Diligence Period” shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the date that thirty (30) days thereafter or the date on which Seller receives written notice of Buyer’s waiver of the Due Diligence Period. Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) business days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.
(d)    “Earnest Money” shall mean One Million and NO/100 DOLLARS ($1,000,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.
(e)     “Effective Date” shall mean the date that is one (1) business day after the date of execution and delivery of this Agreement by both Seller and Buyer.

PSA – FedEx– Chili, NY

(f)    “Escrow Agent” shall mean Chicago Title Insurance Company, whose address is Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-mail: ditlowE@ctt.com. The parties agree that the Escrow Agent shall be responsible for collection and disbursement of the funds.
(g)    “Guarantor” shall mean FedEx Corporation, a Delaware corporation.
(h)    “Guaranty” shall mean that certain Guaranty of the Lease dated October 11, 2010 executed by Guarantor.
(i)    “Lease” shall mean, collectively, that certain Lease dated October 11, 2010, with FedEx Freight, Inc., an Arkansas corporation (“Tenant”) as amended by that certain First Amendment to Lease Agreement dated as of February 25, 2011, as further amended by that certain Second Amendment to Lease Agreement dated as of April 13, 2011, as further amended by that certain Operationally Complete Certificate dated as of January 19, 2012, and as further amended by that certain Commencement Rider to Lease Agreement dated January 30, 2012, pursuant to which Tenant leases that real property located at 2 Boon Drive (f/k/a 3516 Union Street), North Chili, Monroe County, New York 14514.
(j)    “Property” shall mean (i) that certain real property located at 2 Boon Drive (f/k/a 3516 Union Street), North Chili, Monroe County, New York 14514 being more particularly described on Exhibit A attached hereto and incorporated herein (the “Real Property”) together with the buildings, facilities and other improvements located or required to be constructed under the Lease thereon (collectively, the “Improvements”); (ii) all right, title and interest of Seller in and to the land lying in the bed of any street or highway in front of or adjoining such real property, and all appurtenances and all the estate and rights of Seller, if any, in and appurtenant to such parcels of real property, including, without limitation, all appurtenant easements and rights-of-way, and all air and subsurface rights appurtenant to the Real Property; (iii) all right, title and interest of Seller under the Lease and to all prepaid rents and security deposits (if any) that Seller is holding or required to be holding pursuant to the Lease and all right, title and interest of Seller under the Guaranty; (iv) all right, title and interest of Seller in and to the machinery, lighting, electrical, mechanical, plumbing and heating, ventilation, air conditioning systems and furniture used in connection with the Real Property and the Improvements, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Real Property together with all personal property owned by Seller and located on the Real Property or on and/or in the Improvements; (v) all right, title and interest of Seller to any unpaid award, if any, for (1) any taking or condemnation of the Property or any portion thereof, or (1) any damage to the Property or the Improvements or any portion thereof; (vi) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (vii) all right, title and interest of Seller in and to all plans, site plans, surveys and specifications, architectural drawings, building permits and other permits issued in connection with the construction, operation, use or occupancy of the Improvements, and any licenses, warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, but expressly excluding any such property to the extent owned by Tenant.

(k)    “Purchase Price” shall mean Twenty-three Million Six Hundred Ninety Thousand and No/100 DOLLARS ($23,690,000.00). The Purchase Price is based on a capitalization rate of 6.25% and an Annual Net Rent (hereinafter defined) of $1,480,509.60 per annum. If the Annual Net Rent on the Closing Date is not the same, the Purchase Price shall be adjusted accordingly.
(l)    Seller and Buyer’s Notice address
(i)    “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Allegra Tribeca, Inc.
c/o Allegra Holding, Inc.
Jaime Baron Rivero
Arbea Campus Empresarial
Edificio 4
Fuencarral a Alcobendas
M-603 km 3800
28108 Alcobendas, Madrid
Tel. No.: 91 657 31 32
Fax No.: 91 661 07 08
Email: jbaron@allegraholdings.es

And to:
Akerman LLP
Attn: John Busey Wood
666 Fifth Avenue, 20th Floor
New York, New York
Tel. No.: (212) 905-6457
Email: jbwood@akerman.com; sue.zabloudil@akerman.com
(ii)    “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
ARC FECHLNY001, LLC
c/o AR Capital, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attn: William Kahane
E-mail: wkahane@arlcap.com
Facsimile: (212) 421-5799
And to:
Jesse Galloway
AR Capital, LLC
405 Park Avenue, 14th Floor

New York, NY 10022
Tel. No.: 212.415.6516
Email: jgalloway@arlcap.com

And to:

James A. (Jim) Mezzanotte
AR Capital, LLC
7621 Little Avenue, Suite 200
Charlotte, NC 28226
Tel. No.: 704.626.4400
Email: jmezzanotte@arlcap.com
(m)     “Title Agent” means Lincoln Land Services, 324 South Service Road, Suite 302, Melville, New York 11747; Attn: Susan Donofrio; sdonofrio@lincolnlandservices. The parties agree that the Title Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, and (y) preparation of the closing statement.
(n)    “Title Company” means Chicago Title Insurance Company.
2.    Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.
3.    Payment of Purchase Price. The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price (less the Earnest Money and any other amounts previously wired to Escrow Agent as part of the Purchase Price) plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller in writing.
4.    Proration of Expenses and Payment of Costs and Recording Fees.
(a)    At Closing, Seller and Buyer shall adjust for real estate taxes and assessments (both general and special), municipal water and sewer charges, fuel and utility charges, such adjustments to be calculated as of 11:59 PM on the day immediately preceding the Closing. Prior to the Closing, Seller shall have paid or made binding arrangements to pay all service providers under the service and maintenance contracts for the Property for services rendered up to the day prior to the Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed (as hereinafter defined) delivered hereunder but shall survive the Closing for a period of six (6) months. All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs; provided, however, if the Closing Date shall occur within ten (10) days of the end of the month in which Closing occurs, Buyer and Seller agree that Buyer shall be credited with the following month’s rent at Closing and Seller shall be entitled to retain any rents received by Seller that are attributable to the month following the month in which the Closing Date occurs and Buyer agrees to the extent that it receives any rent attributable to such month which was adjusted at Closing, it will refund such amount to Seller as soon as reasonably possible.
(b)    Seller shall pay or be charged with the following costs and expenses in connection with this transaction which costs shall be referred to as “Seller’s Closing Costs”:

(i)Broker’s commission payments (for any leasing commissions and any sales commissions earned), in accordance with Section 23 of this Agreement;

(ii)Title Policy premiums for any endorsements issued in connection with such policies that, subject to the prior approval of the Buyer, Seller elects to purchase to cover title issues, if any;

(iii)transfer taxes and conveyance fees on the sale and transfer of the Property; and
(iv)all fees relating to the granting, executing and recording of the Deed for the Property and for any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.

(c)    Buyer shall pay or be charged with the following costs and expenses in connection with this transaction, which costs shall be referred to as “Buyer’s Closing Costs”:

(i)    100% of all Title Policy premiums, including search costs and, if required by the Buyer, a survey endorsement, including any other endorsements issued in connection with such policies other than the endorsements, if any, described in Section 4(b)(ii) above;
(ii)    all costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and
(iii)the cost of any new or updated survey, Phase 1 environmental study and due diligence investigations conducted by Buyer.

(d)    Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)    Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.
5.    Title. At Closing, Seller will convey to Buyer fee simple marketable title to the Property by special warranty deed in substantially the form attached hereto as Exhibit B (the “Deed”), free and clear of all Liens (as hereinafter defined), defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).
6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Buyer shall have the right to order a title insurance commitment (the “Title Commitment”) from Title Agent, a survey and a zoning report for the Property. All matters shown in the Title Commitment, survey or zoning report (“Title Matters”) with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”. However, Permitted Exceptions shall not include any mechanic’s lien or any monetary lien, or any deeds of trust, mortgage, or other loan documents secured by the Property, (collectively, “Liens”). Seller shall be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to the Title Agent and the Title Company) on or prior to Closing. Additionally, Seller agrees to remove or cure any objections of Buyer which are of a nature that are capable of being cured with reasonable efforts prior to Closing. Seller shall have no obligation to cure any Title Matter objected to, except the Liens and/or except as aforesaid, provided Seller notifies Buyer in writing of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s objections. In the event that Seller refuses to remove or cure any objections or advises Buyer that it is unable to do so, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller’s notice, upon which termination the Earnest Money shall be immediately returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any matter not revealed in the Title Commitment is discovered by Buyer or by the Title Agent or Title Company and is added to the Title Commitment by the Title Agent or the Title Company at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) three (3) business days prior to the date of Closing, to provide Seller with written notice of its objection to any such new title exception (an “Objection”). If Seller does not remove or cure such Objection prior to the date of Closing, Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
(b)    Within five (5) days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or reasonably obtainable by Seller: (i) a complete copy of the Lease and all other leases affecting the Property (unless the same have previously been provided to Buyer) and all amendments thereto and of all material correspondence relating thereto and all related lease guaranties; (ii) a final copy of all surveys and site plans of the Property; (iii) a copy of all architectural plans and specifications and construction drawings and contracts for improvements located on the

Property; (iv) a copy of Seller’s title insurance commitments and policies relating to the Property, including all supporting documentation related to Schedule B items identified in such commitments and policies; (v) a copy of the zoning report for the Property; (vi) a copy of Seller’s Phase 1 and all final copies of environmental, engineering and physical condition reports for the Property; and (vii) a copy of all insurance certificates of Tenant; a copy of the current real property tax information (collectively, the “Due Diligence Materials”). During the Due Diligence Period, Seller will deliver any other documents relating to the Property reasonably requested by Buyer, to the extent within Seller’s possession or reasonably obtainable by Seller, within three (3) business days following such request. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. The foregoing indemnity shall not, however, be construed to include an indemnification of Seller against (a) a pre-existing environmental conditions or other pre-existing conditions that may be discovered on the Property in the course of such inspection, tests or studies, or (ii) any claims arising from an act or omission of Seller. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property and the Improvements. Notwithstanding the foregoing, Buyer shall not have the right to conduct an environmental Phase II examination without the express prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. During the time period in which Buyer or Buyer's agents or contractors are accessing the Property, such contractors or agents shall maintain or cause to be maintained, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, insuring Buyer and Seller, as additional insureds, against any injuries or damages to persons or property that may result from or are related to Buyer's or Buyer’s agent's or contractor's entry upon the Property and any investigations or other activities conducted thereon. Upon signing this Agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall immediately receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer fails to provide such notice to Seller, Buyer will be deemed to have elected to proceed with the Closing.

(c)    Within five (5) business days following the Effective Date, Seller shall request Estoppel Certificates certified to the Buyer and Buyer’s lender, successors and assigns (and simultaneously provide Buyer with a copy of such request) and a waiver of Tenant’s right of first refusal, if any. It shall be a condition of Closing that Seller shall have obtained an estoppel certificate from Tenant in the form attached hereto as Exhibit F (the “Tenant Estoppel Certificate”) and Seller shall use good faith efforts to obtain the same. Seller shall promptly deliver to Buyer photocopies or pdf files of the executed estoppel certificate when Seller receives the same.
(d)    Seller shall use good faith efforts to obtain subordination, non-disturbance and attornment agreement from Tenant in form and substance reasonably acceptable to Tenant Buyer and Buyer’s Lender, if applicable (the “SNDA”).
(e)    Seller shall use good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer.
7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) Tenant has a right of termination or abatement of rent under the Lease, or (b) with respect to any casualty, if the cost to repair such casualty would exceed $500,000, or (c) with respect to any condemnation, any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Buyer may elect to: (i) terminate this Agreement by providing written notice of such termination to Seller within twenty (20) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be immediately returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
8.    Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
(a)    If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (a) if Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.
(b)    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
9.    Default
(a)    In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement not due to Seller's default or the failure of any condition or obligation of Seller, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. Nothing contained herein shall limit or restrict Seller's ability to pursue any rights or remedies it may have against Buyer with respect to those obligations that expressly survive the termination of this Agreement as provided in Section 6(b), Section 23 and Section 30 herein. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages. Seller further acknowledges and agrees that, except as expressly provided in this Section 9(a) Buyer was materially induced to enter into this Agreement in reliance upon Seller’s agreement to accept such Earnest Money as Seller’s sole and exclusive remedy and that Buyer would not have entered into this Agreement but for Seller’s agreement to so limit Seller’s remedies as provided herein.
(b)    In the event that Buyer is ready, willing and able to close in accordance with the terms and provisions hereof, and Seller defaults in any of Seller's obligations herein taken by Seller with respect to the Property, Buyer may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, plus reimburse the Buyer its out-of-pocket costs in an amount up to $20,000.00, following which return and payment shall operate as liquidated damages, and to terminate this Agreement and release Seller and Buyer from any and all rights, obligations and liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller’s obligations hereunder; or (iv) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the “Closing Extension Period”) to permit Seller to remedy such default, and the “Closing Date” shall be moved to the last day of the Closing Extension Period. If Buyer so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period. If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Buyer shall have the remedies set forth in Section 9(b) (i) or (iii) above except that the term “Closing” shall read “Extended Closing”.
10.    Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, to the Title Agent, and delivery by Buyer to Escrow Agent of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Title Agent for the benefit of Buyer at Closing the following executed documents:
(a)    The Deed;
(b)    An Assignment and Assumption of Lease and Security Deposits, in substantially the form attached hereto as Exhibit C;
(c)    A Bill of Sale for the personal property, if any, in substantially the form attached hereto as Exhibit D;
(d)    An Assignment of Permits, Licenses and Warranties in the form of Exhibit E;

(e)    An original Tenant Estoppel Certificate dated no earlier than 30 days prior to the date of Closing. In addition, the business terms of the Tenant Estoppel Certificate must not evidence a default and shall be in accordance with and not contradict the Lease.
(f)    To the extent obtained by Seller, estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer;
(g)    A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(h)    All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deed;
(i)    Such other documents as reasonably requested by Title Agent;
(j)    A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;
(k)    An original SNDA fully executed and notarized by Tenant, if requested by Buyer;
(l)    Letter to Tenant in substantially the form of Exhibit H attached hereto;
(m)    Good standing certificate from Seller’s state of formation and corporate resolutions and such other corporate documents as reasonably requested by Title Agent;
(n)    To the extent not previously delivered to Buyer, the original Lease, as amended, and all records and files which are in Seller’s possession or control relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, repair and maintenance records and the like which affect or relate to the Property, all architectural and engineering plans and specifications relating to the Property in Seller’s possession or control, and all contracts, permits, license and warranties in Seller’s possession or reasonable control being assigned to Buyer;
(o)    An owner’s title affidavit as to mechanics’ liens and possession and other matters in customary form reasonably acceptable to Seller, Buyer and Title Agent; and
(p)    Such other instruments as are reasonably required by Title Agent or Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
At Closing, Buyer shall, subject to the satisfaction of Seller's obligations under this Agreement: (1) instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, (2) deliver the balance of the Purchase Price to Escrow Agent, or Title Agent, as applicable, and (3) shall execute and deliver execution counterparts of the closing documents referenced in clauses (b) through (d) and (h) (if applicable) above. Buyer shall have the right to advance the Closing upon five (5) days prior written notice to Seller; provided that all conditions precedent to both Buyer’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party). The Closing shall be held through the mail by delivery of the closing documents to the Title Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.
11.    Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
(a)    Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)    Except for any tax appeals and/or contests initiated by Seller and/or Tenant, if any, Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation, condemnation proceeding or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge that the Property may be rezoned;
(c)    Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than the Lease;
(d)    Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) (i) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations; and (ii) any third party that the Property or the current use thereof violates any private covenant, restriction, easement or encumbrance and Seller does not have any knowledge of any such violation;
(e)    Seller has fee simple title to the Property, and as of the Closing, such title will be free and clear of all Liens and encumbrances except for Permitted Exceptions and Seller is, and will be, the sole owner of the entire lessor’s interest in the Lease. The Property constitutes one or more separate tax parcels for purposes of ad valorem taxation;

(f)    With respect to the Lease: (i) the Lease forwarded to Buyer under Section 6(b) is a true, correct and complete copy of the Lease; (ii) the Lease is in full force and effect and there is no default or dispute thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof; (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (v) The current scheduled annual base rent (the “Annual Net Rent”) for the current term of the Lease will be $1,480,510.00 per annum; With respect to the Guaranty, (i) the Guaranty forwarded to Buyer under Section 6(b)(i) is a true, correct and complete copy of the Guaranty; (ii) the Guaranty is in full force and effect and there is no default or dispute thereunder; (iii) the Guaranty is a valid, enforceable guaranty against Guarantor; and (iv) Seller has not entered into any modification, amendment, termination or surrender of the Guaranty;
(g)    There are no occupancy rights, leases or tenancies affecting the Property other than the Lease. Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;
(h)    To Seller’s knowledge, except as set forth in the environmental reports previously delivered by Seller to Buyer pursuant to Section 6(b), no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”). For purposes of this Subsection, “hazardous substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws;
(i)    Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder);
(j)    To Seller’s knowledge, all Due Diligence Materials delivered to Buyer pursuant to this Agreement are true, correct and complete copies thereof in Seller’s possession; and
(k)    As used in this Agreement, the words “Seller's knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of James A. Mezzanotte, without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof. To the extent Buyer discovers prior to the Closing any inaccuracy in a representation and warranty of Seller in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Buyer. Seller represents and warrants that James A. Mezzanotte, Director of Due Diligence, has the most knowledge in the organization of Seller about the Property. Seller’s representations and warranties set forth in this Agreement shall survive the Closing for a period of six (6) months and any action brought on Seller’s representations and warranties shall be commenced within ninety (90) days after the expiration of such six (6) month period or shall be forever barred and waived. In no event shall Buyer be entitled to make a claim for breach of such representations or warranties and Seller shall have no liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $5,000.00 or (ii) for any amount in excess of $100,000.00 in the aggregate.
12.    Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as of the date hereof and as of the Closing Date as follows:
(a)    Buyer is duly formed, validly existing and in good standing under the laws of New York, and on the Closing Date, to the extent required by law, the State in which the Property is located is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power and authority to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.
(b)    This Agreement and all closing documents to be executed by Buyer have or will have been duly authorized by all requisite corporate or other required action on the part of Buyer and are, or will be with respect to the closing documents, the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.
(c)    Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
The representations and warranties of Buyer shall survive Closing for a period of six (6) months and any action brought on Buyer’s representations and warranties shall be commenced within ninety (90) days after the expiration of such six (6) month period or shall be forever barred and waived, to the extent permitted by law.
13.    Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to the following conditions precedent on and as of the date of Closing:
(a)    Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;
(b)    Tenant shall be in possession of the premises demised under the Lease, open for business to the public and paying full and unabated rent under the Lease; Tenant shall not have assigned or sublet the Property; and the Lease shall be in full force and effect, with no defaults;
(c)    The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(d)    Seller shall have delivered to Buyer a written waiver by any party of any right of first refusal, right of first offer or other purchase option that Tenant or any other such party has pursuant to the Lease or otherwise to purchase the Property from Seller, if any, in form and substance satisfactory to Buyer.
(e)    Buyer will have received from the Title Agent or the Title Company, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, for the Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Property, otherwise in such form as provided in the Title Commitment, subject only to the Permitted Exceptions (the “Title Policy”) and including such title endorsements reasonably requested by Buyer;
(f)    any work required to have been completed by landlord under the Lease shall have been completed and all open permits relating thereto closed and liens therefor released; and
(g)    the Tenant Estoppel Certificate shall have been delivered without evidence of any defaults or material adverse changes.
In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.
14.    Conditions Precedent to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof; and
(b)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.    Seller Covenants. Seller agrees that it: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (c) shall not, except as may be required by the terms of the Lease (in which case, Seller shall deliver notice thereof to Buyer), without Buyer’s prior written consent; (i) amend the Lease in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the Lease or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the Lease nor release any guarantor of or security for the Lease; and/or (iv) cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary). Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.
17.    Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
18.    Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.
19.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
20.    No Representations or Warranties/    As is Release.
(a)    Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement or the documents delivered at Closing, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.
(b)    Buyer acknowledges and agrees that, except as set forth in this Agreement or in any of the document delivered at Closing, the Property shall be sold, and Buyer shall accept, if Buyer proceeds to Closing, possession of the Property on the Closing Date “AS IS – WHERE IS, WITH ALL FAULTS,” with no right of setoff or reduction in the Purchase Price, except as set forth herein, and Buyer shall assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Buyer's investigations. Except as expressly set forth in this Agreement, including, without limitation Section 11, or as set forth in any documents delivered at Closing, neither Seller, its employees, representatives, agents, counsel, broker, sales agent, nor any partner, member, officer, director, employee, trustee, shareholder, principal, parent, subsidiary, affiliate, agent or attorney of Seller, its counsel, broker or sales agent, nor any other party related in any way to any of the foregoing (collectively, “Seller's Representatives”) have or shall be deemed to have made any representations or warranties, express or implied, regarding the Property or any matters affecting the Property, including without limitation the physical condition of the Property, title to or boundaries of the Property, pest control, soil conditions, the presence or absence, location or scope of any Hazardous Materials (as hereinafter defined) in, at, or under the Property, compliance with building, health, safety, land use or zoning Laws, other engineering characteristics, traffic patterns and all other information pertaining to the Property. Buyer moreover acknowledges (i) that Buyer is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Buyer has entered into this Agreement in reliance on its own (or its experts') investigation of the physical, environmental, economic and legal condition of the Property, and (iii) that Buyer is not relying upon any representation or warranty concerning the Property made by Seller or Seller’s Representatives other than as expressly set forth in this Agreement, including, without limitation, Section 11 and in any documents delivered at Closing. Seller shall not have any liability of any kind or nature for any subsequently discovered defects in the Property, whether the defects were latent or patent.
(c)    Buyer acknowledges that prior to the Closing, Buyer was afforded the opportunity for full and complete investigations, examinations and inspections of the Property. Buyer acknowledges and agrees that (i) all information and documents in any way relating to the Property furnished to, or otherwise made available for review by Buyer (the “Property Information”) may have been prepared by third parties and may not be the work product of Seller and/or Seller's Representatives; (ii) neither Seller nor any of Seller's Representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; and (iii) Buyer is relying solely on its own investigations, examinations and inspections of the Property and is not relying in any way on the Property Information furnished by Seller or any of Seller's Representatives.
(a)Buyer or anyone claiming by, through or under Buyer hereby fully and irrevocably releases Seller and Seller's Representatives from any and all claims that it may now have or hereafter acquire against Seller or Seller's Representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any structural, engineering or environmental condition at the Property, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property (whether patent, latent or otherwise) as of the date of Closing. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including but not limited to those relating to unknown and suspected claims, damages and causes of action.

21.    Applicable Law. This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state's conflict of laws principles.
SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).
22.    Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the “Exchanging Party”) desires to effectuate such an exchange, then the other party (the “Non-Exchanging Party”) agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.
23.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be solely responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
24.    Assignment. This Agreement may be not assigned by Buyer, and any assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void, provided, however, Buyer may assign this Agreement to an affiliate of Buyer who is either directly or indirectly controlled by or under common control with Buyer, without Seller’s consent, provided further that Buyer shall remain primarily obligated until the Closing hereunder notwithstanding such assignment. Alternatively, should Buyer so elect, Seller agrees to cooperate with Buyer in effectuating a tax free exchange under Section 1031 of the Internal Revenue Code, at no cost or liability to Seller.

25.    Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.
26.    Time is of the Essence. Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.
27.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.
28.    Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

1.    Intentionally Omitted.
2.    Confidentiality.
(a)    Buyer agrees that neither it nor Buyer’s Representatives shall at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association any other knowledge or information acquired by Buyer or Buyer’s Representatives from Seller or by Buyer’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by Buyer, provided that Buyer may disclose such terms of this Agreement and its reports, studies, documents and other matters generated by it as Buyer deems necessary or desirable to Buyer’s attorneys, accountants, financial advisors, investors and lenders, in connection with Buyer’s investigation of the Property and/or purchase of the Property, provided that the parties to whom such information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with this Agreement; or as may be required by law or court order.
(b)    Buyer acknowledges that damages alone may be an inadequate remedy for any breach by it or Buyer’s agents, employees or representatives of the terms of Section 30(a) and agrees that, in addition to any other remedies that Seller may have, Seller shall be entitled to injunctive relief in any court of competent jurisdiction against any breach of Section 30 (a).
(c)    Seller agrees that Seller will not, and Seller will direct Seller’s agents, employees or representatives to not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association any other knowledge or information acquired by Seller or Seller's agents, employees or representatives from Buyer or about Buyer or this Agreement, provided that Seller may disclose such terms of this Agreement as Seller deems necessary or desirable to Seller’s attorneys, accountants, financial advisors, investors and lenders, in connection with Seller’s obligations under this Agreement and the sale of the Property; provided that the parties to whom such information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with this Agreement; or as may be required by law or court order.
(d)    Seller acknowledges that damages alone may be an inadequate remedy for any breach by it or Seller’s agents, employees or representatives of the terms of Section 30(c) and agrees that, in addition to any other remedies that Buyer may have, Buyer shall be entitled to injunctive relief in any court of competent jurisdiction against any breach of Section 30 (c).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER: ARC FECHLNY001, LLC By: /s/ William M. Kahane Name: William M. Kahane Title: Managing Member Date: 10/20/2015	BUYER: Allegra Tribeca, Inc. By: /s/ Jose Maria Riesgo Name: Jose Maria Riesgo Title: Authorized Signatory Date: 10/15/2015

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE EARNEST MONEY.
ESCROW AGENT:
CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:
Date:

{36358575;3}[SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY]

EXHIBITS
Exhibit A    -    Legal Description of Real Property
Exhibit B    -    Form of Special Warranty Deed
Exhibit C    -    Form of Assignment and Assumption of Lease
Exhibit D    -    Form of Bill of Sale
Exhibit E    -    Form of Assignment of Permits, Licenses and Warranties
Exhibit F    -    Form of Tenant Estoppel Certificate
Exhibit G    -    Form of Guarantor Estoppel Certificate
Exhibit H    -    Form of Tenant Notice

{36358575;3}